Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Form S-3 No. 333-210390 and Form S-8 Nos. 333-204983 and 333-220485) of our report dated March 22, 2018, relating to the consolidated financial statements of Superior Drilling Products, Inc., appearing in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Moss Adams LLP

Dallas, Texas

March 22, 2018